Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 (No. 333-261315), Form S-3 (No. 333-231975), Forms S-8 (No. 333-227155, 333-231973, 333-231974) and Forms S-4 (No. 333-221723 and 333-227156) of Lazydays Holdings, Inc. of our reports dated March 11, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Lazydays Holdings, Inc., appearing in this Annual Report on Form 10-K of Lazydays Holdings, Inc. for the year ended December 31, 2021.

Our report dated March 11, 2022, on the effectiveness of internal control over financial reporting as of December 31, 2021, expressed an opinion that Lazydays Holdings, Inc. had not maintained effective internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ RSM US LLP

Orlando, Florida

March 11, 2022